Exhibit 99.1

Neogen Announces Fourth-Quarter 2024 Results

•
Revenue of $236.8 million.
•
Net loss of $5.4 million; $(0.02) per diluted share.
•
Adjusted Net Income of $22.4 million; $0.10 per diluted share.
•
Adjusted EBITDA of $53.0 million.

LANSING, Mich., July 30, 2024 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the fourth quarter ended May 31, 2024.

“After crossing multiple significant integration milestones in the third quarter related to the integration of the former 3M Food Safety business, progress continued on multiple fronts in the fourth quarter,” said John Adent, Neogen’s President and Chief Executive Officer. “We completed the relocation of the sample handling product line, which we expect to have running at full production by the end of the first quarter. We also saw improvement in our order fulfillment rates throughout the quarter, which have subsequently improved to the point where they are no longer a constraint."

Adent continued, “End-market conditions remained soft, but stable compared to the third quarter. With respect to Food Safety specifically, where food production volumes were still mostly down on a year-over-year basis, we are expecting a trend of slow, gradual improvement over the course of the fiscal year. The progress we’ve made on resolving our shipping challenges has allowed our commercial teams to focus on what they do best – demand generation – leveraging the broadest product portfolio in the industry and Neogen’s reputation for consultative customer service, along with the expected improvement in the end-market backdrop. While we still have work ahead of us, the peak capital expenditure and working capital outflows related to the integration are behind us. As a result of our significant integration progress, we’re able to focus on driving improvements in the combined operations and are looking forward to leveraging the full capabilities of our business in what we expect to be an unconstrained operating environment in fiscal 2025.”

Financial and Business Highlights

Revenues for the fourth quarter were $236.8 million, a decrease of 2.1% compared to $241.8 million in the prior year. Core revenue, which excludes the impacts of foreign currency translation, as well as acquisitions completed and product lines discontinued in the last 12 months, was 2.0%. Acquisitions and discontinued product lines contributed 0.1%, while foreign currency had a negative impact of 4.2%.

Revenues for the full year were $924.2 million, an increase of 12.4% compared to $822.4 million in the prior year. Core revenue growth was 1.8%. Acquisitions and discontinued product lines contributed 11.9%, while foreign currency was a headwind of 1.3%.

Net loss for the fourth quarter was $5.4 million, or $(0.02) per diluted share, compared to net income of $5.6 million, or $0.03 per diluted share, in the prior-year period. Adjusted Net Income was $22.4 million, or $0.10 per diluted share, compared to $30.2 million, or $0.14 per diluted share, in the prior-year period, with the decline driven primarily by lower Adjusted EBITDA.

Net loss for the full year was $9.4 million, or $(0.04) per diluted share, compared to net loss of $22.9 million, or $(0.12) per diluted share, in the prior year. Adjusted Net Income for the full year was $97.4 million, or $0.45 per diluted share, compared to $105.7 million, or $0.56 per diluted share, in the prior year.

Gross margin, expressed as a percentage of sales, was 47.9% in the fourth quarter of fiscal 2024. This compares to a gross margin of 50.9% in the same quarter a year ago, with the decrease primarily due to costs incurred related to the exit of the transition service agreements, including a higher level of inventory adjustments.

Gross margin for the full year was 50.2% compared to a gross margin of 49.4% in the prior year.

Fourth-quarter Adjusted EBITDA was $53.0 million, representing an Adjusted EBITDA Margin of 22.4%, compared to $63.1 million and a margin of 26.1% in the prior-year period. The lower Adjusted EBITDA Margin was primarily the result of the decline in gross margin.

Full-year Adjusted EBITDA was $213.2 million, representing an Adjusted EBITDA margin of 23.1% compared to $205.4 million and a margin of 25.0% in the prior year.

Food Safety Segment

Revenues for the Food Safety segment were $166.9 million in the fourth quarter, a decrease of 1.4% compared to $169.3 million in the prior year, consisting of 4.3% core growth, a 0.2% contribution from acquisitions and discontinued product lines and a negative foreign currency impact of 5.9%. The core revenue growth was led by the Indicator Testing, Culture Media & Other product category, which benefited from strong growth in Petrifilm, as well as in culture media and food quality and nutritional analysis products. In the Company’s Bacterial & General Sanitation product category, growth in pathogen detection and general sanitation products was partially offset by a decline in sales of microbiological products, largely the result of higher equipment sales in the prior-year quarter. Within the Natural Toxins & Allergens product category, modest growth in allergens was offset by a decline in sales of natural toxin test kits, due largely to product availability issues.

For the full year, revenues for the Food Safety segment were $655.3 million, an increase of 19.9% compared to $546.8 million in the prior year, consisting of core growth of 3.7%, 18.0% from acquisitions and a foreign currency headwind of 1.8%.

Animal Safety Segment

Revenues for the Animal Safety segment were $69.9 million in the fourth quarter, a decrease of 3.7% compared to $72.5 million in the prior year, consisting of a 3.3% core revenue decline, a 0.3% headwind from discontinued product lines and negative foreign currency impact of 0.1%. In the Veterinary Instruments & Disposables product category, solid growth in veterinary instruments from increased demand for detectable needles and syringes was partially offset by a compare-driven decline in other animal safety products. Growth in the Company’s Animal Care & Other product category was driven by higher sales of vitamin injectables and biologics products. In the Company’s portfolio of biosecurity products, strong growth in insect control products was offset by declines in cleaners and disinfectants and rodent control products due largely to strong growth in the prior-year quarter and the timing of shipments.

On a global basis, the Company’s Genomics business experienced a core revenue decline in the mid-single-digit range. Increased sales in international beef markets were offset by the impact of customer attrition in the U.S., a result of the shift in strategic focus towards larger production animals.

For the full year, revenues for the Animal Safety segment were $268.9 million, a decrease of 2.5% compared to $275.7 million in the prior year, consisting of a core revenue decline of 2.0%, a 0.2% headwind from discontinued product lines and negative foreign currency impact of 0.3%.

Liquidity and Capital Resources

As of May 31, 2024, the Company had total cash and investments of $170.9 million and total outstanding non-current debt of $900.0 million, as well as committed borrowing headroom of $150.0 million.

Fiscal Year 2025 Outlook

The Company is initiating its full-year outlook for fiscal year 2025. Revenue is expected to be $925 million to $955 million, reflecting core revenue growth in the mid-single-digit range, offset primarily by an anticipated foreign currency headwind. Adjusted EBITDA is expected to be $215 million to $235 million, while capital expenditures are expected to be approximately $85 million, including approximately $55 million related specifically to the integration of the former 3M Food Safety Division.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing (800) 836-8184 (U.S.) or +1 (646) 357-8785 (International) and requesting the Neogen Corporation Fourth Quarter 2024 Earnings Call. A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing (888) 660-6345 or +1 (646) 517-4150, respectively, and providing the entry code 82704, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share amounts)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2024	2023	2024	2023
Revenue
Food Safety	$166,906	$169,269	$655,341	$546,797
Animal Safety	69,888	72,541	268,881	275,650
Total revenue	236,794	241,810	924,222	822,447
Cost of revenues	123,312	118,628	460,322	416,492
Gross profit	113,482	123,182	463,900	405,955
Operating expenses
Sales & marketing	44,337	42,893	182,872	141,222
Administrative	50,960	49,810	199,889	201,179
Research & development	5,145	7,054	22,476	26,039
Total operating expenses	100,442	99,757	405,237	368,440
Operating income	13,040	23,425	58,663	37,515
Other expense	(19,439)	(15,775)	(72,968)	(59,557)
(Loss) income before tax	(6,399)	7,650	(14,305)	(22,042)
Income tax (benefit) expense	(984)	2,078	(4,884)	828
Net (loss) income	$(5,415)	$5,572	$(9,421)	$(22,870)
Net (loss) income per diluted share	$(0.02)	$0.03	$(0.04)	$(0.12)
Shares to calculate per share amount	216,610,641	216,441,935	216,481,878	188,880,836

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

	May 31
	2024	2023
Assets
Current Assets
Cash and cash equivalents	$170,611	$163,240
Marketable securities	325	82,329
Accounts receivable, net	173,005	153,253
Inventories	189,267	133,812
Prepaid expenses and other current assets	56,025	53,297
Total Current Assets	589,233	585,931
Property and Equipment
Land and improvements	10,497	10,209
Building and improvements	108,298	96,794
Machinery and equipment	176,369	152,547
Furniture and fixtures	8,260	7,080
Construction in progress	113,968	52,237
	417,392	318,867
Less accumulated depreciation	(140,288)	(120,118)
Property and Equipment, net	277,104	198,749
Other Assets
Right of use assets	14,785	11,933
Goodwill	2,135,632	2,137,496
Other non-amortizable intangible assets	—	14,316
Amortizable intangible assets, net	1,511,653	1,590,787
Other non-current assets	20,426	15,220
Total Other Assets	3,682,496	3,769,752
Total Assets	$4,548,833	$4,554,432
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of finance lease	$2,447	$—
Accounts payable	83,061	76,669
Accrued compensation	19,949	25,153
Income tax payable	10,449	6,951
Accrued interest	10,985	11,149
Deferred revenue	4,632	4,616
Other current liabilities	22,800	20,934
Total Current Liabilities	154,323	145,472
Deferred Income Tax Liability	326,718	353,427
Non-Current Debt	888,391	885,439
Other Non-Current Liabilities	35,259	35,877
Total Liabilities	1,404,691	1,420,215
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $1.00 par value — shares authorized 100,000; none issued and outstanding	—	—
Common stock, $0.16 par value — shares authorized 315,000,000; 216,614,407 and 216,245,501 shares issued and outstanding at May 31, 2024 and 2023, respectively	34,658	34,599
Additional paid-in capital	2,583,885	2,567,828
Accumulated other comprehensive loss	(30,021)	(33,251)
Retained earnings	555,620	565,041
Total Stockholders’ Equity	3,144,142	3,134,217
Total Liabilities and Stockholders’ Equity	$4,548,833	$4,554,432

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended May 31,
	2024	2023	2022
Cash Flows provided by Operating Activities
Net (loss) income	$(9,421)	$(22,870)	$48,307
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	116,717	88,377	23,694
Impairment of discontinued product lines	556	3,109	—
(Gain) loss on sale of minority interest	(103)	2,016	—
Deferred income taxes	(27,423)	(19,230)	(4,695)
Share-based compensation	13,768	10,177	7,154
Loss (gain) on disposal of property and equipment	1,073	(486)	—
Amortization of debt issuance costs	3,441	2,720	—
Right of use asset amortization	4,510	2,097	438
Other	4,829	(685)	(2,439)
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable, net	(20,101)	(53,879)	(7,798)
Inventories	(55,949)	9,955	(21,072)
Prepaid expenses and other assets	11,113	(3,121)	(4,054)
Accounts payable, accruals and changes	13,751	18,642	20,238
Interest expense accrual	(164)	4,052	—
Changes in other non-current assets and non-current liabilities	(21,333)	154	8,265
Net Cash provided by Operating Activities	35,264	41,028	68,038
Cash Flows (used for) provided by Investing Activities
Purchase of property, equipment and other non-current intangible assets	(111,421)	(65,757)	(24,429)
Proceeds from the maturities of marketable securities	82,004	266,772	381,839
Purchase of marketable securities	—	(12,523)	(415,894)
Business acquisitions, net of cash acquired	—	11,721	(38,745)
Proceeds from the sale of property and equipment and other	108	826	—
Net Cash (used for) provided by Investing Activities	(29,309)	201,039	(97,229)
Cash Flows provided by (used for) Financing Activities
Exercise of stock options and issuance of employee stock purchase plan shares	2,456	1,195	7,933
Repayment of debt	—	(100,000)	—
Payment of contingent consideration	—	—	(1,120)
Debt issuance costs paid and other	(538)	(19,276)	—
Net Cash provided by (used for) Financing Activities	1,918	(118,081)	6,813
Effects of Foreign Exchange Rate on Cash	(502)	(5,219)	(8,751)
Net Increase (Decrease) in Cash and Cash Equivalents	7,371	118,767	(31,129)
Cash and Cash Equivalents, Beginning of Year	163,240	44,473	75,602
Cash and Cash Equivalents, End of Year	$170,611	$163,240	$44,473
Supplementary Cash Flow Information
Cash paid for interest	$73,168	$42,616	$72
Income taxes paid, net of refunds	$22,303	$15,473	$17,242

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the effects of foreign currency translation rates and the impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2024	2023	2024	2023
Net (loss) income	$(5,415)	$5,572	$(9,421)	$(22,870)
Income tax (benefit) expense	(984)	2,078	(4,884)	828
Depreciation and amortization	28,864	28,439	116,717	88,377
Interest expense, net	17,524	16,951	67,032	52,795
EBITDA	$39,989	$53,040	$169,444	$119,130
Share-based compensation	3,939	2,866	13,768	10,177
FX transaction loss on loan revaluation (1)	732	134	2,082	5,226
Certain transaction fees and integration costs (2)	3,431	4,058	15,521	59,812
Restructuring (3)	160	475	3,513	475
Contingent consideration adjustments	50	—	300	(300)
ERP Expense (4)	3,563	—	7,467	—
Discontinued product line expense (5)	941	2,006	994	5,639
(Recovery) loss on sale of minority interest	(29)	—	(103)	1,516
Loss on investment	—	500	—	500
Inventory step-up charge	—	—	—	3,245
Other	178	—	178	—
Adjusted EBITDA	$52,954	$63,079	$213,164	$205,420
Adjusted EBITDA margin (% of sales)	22.4%	26.1%	23.1%	25.0%

(1)
Net foreign currency transaction loss associated with the revaluation of non-functional currency intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Includes costs associated with the 3M transaction, including various transition agreements.
(3)
Includes costs associated with consolidation of U.S. genomics labs.
(4)
Expenses related to ERP implementation.
(5)
Expenses associated with intangible asset impairments and inventory scrap amounts related to certain discontinued product lines.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2024	2023	2024	2023
Net (loss) income	$(5,415)	$5,572	$(9,421)	$(22,870)
Amortization of acquisition-related intangibles	23,328	22,053	93,013	68,690
Share-based compensation	3,939	2,866	13,768	10,177
FX transaction loss on loan revaluation (1)	732	134	2,082	5,226
Certain transaction fees and integration costs (2)	3,431	4,058	15,521	59,812
Restructuring (3)	160	475	3,513	475
Contingent consideration adjustments	50	—	300	(300)
ERP Expense (4)	3,563	—	7,467	—
Discontinued product line expense (5)	941	2,006	994	5,639
(Recovery) loss on sale of minority interest	(29)	—	(103)	1,516
Loss on investment	—	500	—	500
Inventory step-up charge	—	—	—	3,245
Other	178	—	178	—
Other adjustments (6)	—	—	—	5,864
Estimated tax effect of above adjustments (7)	(8,514)	(7,459)	(29,960)	(32,323)
Adjusted Net Income	$22,364	$30,205	$97,352	$105,651
Adjusted Earnings per Share	$0.10	$0.14	$0.45	$0.56

(1)
Net foreign currency transaction loss associated with the revaluation of non-functional currency intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Includes costs associated with the 3M transaction, including various transition agreements.
(3)
Includes costs associated with consolidation of U.S. genomics labs.
(4)
Expenses related to ERP implementation.
(5)
Expenses associated with intangible asset impairments and inventory scrap amounts related to certain discontinued product lines.
(6)
Income tax expense associated with transaction costs that were recognized as expense in prior periods.
(7)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

NEOGEN CORPORATION

RECONCILIATION OF GROWTH TO CORE GROWTH

(In thousands)

	Q4 FY24	Q4 FY23	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$166,906	$169,269	(1.4%)	(5.9%)	0.2%	4.3%
Animal Safety	69,888	72,541	(3.7%)	(0.1%)	(0.3%)	(3.3%)
Total Neogen	$236,794	$241,810	(2.1%)	(4.2%)	0.1%	2.0%

	FY24	FY23	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$655,341	$546,797	19.9%	(1.8%)	18.0%	3.7%
Animal Safety	268,881	275,650	(2.5%)	(0.3%)	(0.2%)	(2.0%)
Total Neogen	$924,222	$822,447	12.4%	(1.3%)	11.9%	1.8%

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com